Exhibit 6.32

TERMINATION OF LICENSE AGREEMENT AB INITIO

This TERMINATION OF LICENSE AGREEMENT AB INITIO (this “Agreement”) is by and between I|M 1, LLC, a California limited liability company (the "Licensor") and NuGene International, Inc., a Nevada corporation (the "Licensee").

WHEREAS, the parties entered into that certain License Agreement on March 31, 2017 (the "License Agreement") pursuant to which Licensor agreed to grant Licensee certain non-transferrable rights in connection with Licensed Marks solely for the sale, marketing and distribution of the Licensed Products as therein set forth.

WHEREAS, as of the date hereof the Licensed Marks have not been used, no Licensed Products have been created, marketed, sold or distributed and no Royalties or other compensation are due the Licensor under the terms of the License Agreement.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Termination of License Agreement. The Licensor and Licensee each hereby acknowledge and agree that the License Agreement is terminated ab initio. No party shall have any rights, obligations or liabilities to the other party under the License Agreement. All terms not otherwise defined herein shall have the same meaning as in the License Agreement.

2.           General Release. Each party hereto, (in such capacity, each a “Releasor”) hereby releases and forever discharges the other party hereto, their respective corporate parents, subsidiaries and affiliates and each of their respective present and former directors, managing directors, officers, control persons, stockholders, general partners, limited partners, employees, agents, attorneys, administrators, successors, personal representatives, executors and assigns (collectively, the “Released Group”) from any and all actions, causes of action, injunctions, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, sums of money, and variances whatsoever, whether known or unknown, in law or in equity, which against any of them the Releasor, its corporate parents, subsidiaries and affiliates and each of their present and former directors, managing directors, officers, control persons, stockholders, general partners, limited partners, employees, agents, attorneys, administrators, successors, personal representatives, executors and assigns may now have, have ever had, or may hereafter have against any member of the Released Group arising out of, or in connection with, or in any manner related to, the License Agreement (the “Release”); provided, however, that the Releasor does not hereby waive, release or discharge the Released Group from any of its obligations under this Agreement.

3.
Miscellaneous.

(a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty.

(b) Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature, and may be appended, to any other counterpart.

(c)           Governing Law; Attorneys’ Fees. This Agreement shall be governed in all respects by the laws of the State of North Carolina as applied to contracts made and to be performed entirely within that state between residents of that state. Exercise of the rights set forth in this Agreement shall be subject to and conditioned upon compliance with applicable laws. In the event that any suit or action is instituted to enforce any provision of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party hereunder, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

I|M 1, LLC,
By: /s/ Mark Elliott
Name: Mark Elliott
Title: CFO/COO
Date: 6/8, 2017

NuGene International, Inc.

By: /s/ M. Ali Kharazmi
Name: M. Ali Karazmi
Title: Chairman
Date: 06-08, 2017

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